(iv)

1401 H Street NW Suite 1000

Washington, DC 20005

TEL    800.643.4246

FAX   202.682.2425

WEB   icimutual.com

October 12, 2020

Mr. Chris Fortier VP, Counsel

Eaton Vance Corporation 2 International Place

Boston, MA 02110

Re:Eaton Vance Funds

ICI Mutual Insurance Company Blanket Bond No. 00125120B (“Bond”) ICI Mutual D&O/E&O Policy No. 00125120D (“Policy”)

ICI Mutual IDL Policy No. 00125120I (“IDL Policy”)

Dear Chris:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2020 through September 1, 2021.

Feel free to call me at (202) 378-0387 if you have any questions.

Sincerely,

/s/ Catherine Dalton

Catherine Dalton Underwriting Manager

ICI MUTUAL INSURANCE GROUP

ICI MUTUAL INSURANCE COMPANY, A RISK RETENTION GROUP | ICIM SERVICES, INC. | ICI MUTUAL INSURANCE BROKERS, INC.